Exhibit 99.1

News Release

CONTACTS:	Jim Eglseder (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-8424	October 18, 2012
Laura Wehby (Investors)
(513) 534-7407
Debra DeCourcy, APR (Media)
(513) 534-4153

FIFTH THIRD ANNOUNCES THIRD QUARTER 2012 NET INCOME

TO COMMON SHAREHOLDERS OF $354 MILLION OR $0.38 PER DILUTED SHARE

•

3Q12 net income available to common shareholders of $354 million, or $0.38 per diluted common share, vs. $376 million, or $0.40 per diluted share, in 2Q12 and $373 million, or $0.40 per diluted share, in 3Q11

•

3Q12 results included $26 million pre-tax in debt extinguishment costs (~$17 million after-tax, or $0.02 per share) associated with the August redemption of trust preferred securities (TruPS); a $16 million pre-tax negative adjustment (~$10 million after-tax, or $0.01 per share) on the valuation of the warrant Fifth Third holds in Vantiv; and $11 million in pre-tax income (~$8 million after-tax, or $0.01 per share) on the sale of certain Fifth Third funds. 3Q12 results also included additional charges of $24 million (~$16 million after-tax, or $0.02 per share) related to an increase in mortgage representation and warranty reserve

•	2Q12 results included a $56 million pre-tax gain (~$36 million after-tax, or $0.04 per share) on the valuation of the warrant Fifth Third holds in Vantiv

•	3Q12 return on assets (ROA) of 1.23%; return on average common equity of 10.4%; return on average tangible common equity** of 12.8%

•	Pre-provision net revenue (PPNR)** of $568 million in 3Q12, or $617 million excluding items noted on following page

•	Net interest income (FTE) of $907 million, up 1% sequentially; net interest margin 3.56%

•	Noninterest income of $671 million included $16 million negative valuation adjustment on Vantiv warrant and $13 million in gains recognized from sale of certain Fifth Third funds

•

Noninterest expense of $1.0 billion included $26 million of debt extinguishment costs associated with 3Q12 TruPS redemptions and $22 million in additional expenses resulting from increase in mortgage representation and warranty reserve

•	3Q12 effective tax rate of 27.7%; elevated level of 31.8% in 2Q12 due to seasonal stock options expirations

•	Credit trends remain favorable

•

3Q12 net charge-offs of $156 million (0.75% of loans and leases) vs. 2Q12 NCOs of $181 million and 3Q11 NCOs of $262 million; lowest NCO level since 3Q07; 3Q12 provision expense of $65 million compared with 2Q12 provision of $71 million and 3Q11 provision of $87 million

•

Loan loss allowance declined $91 million sequentially reflecting continued improvement in credit trends; allowance to loan ratio of 2.32%, 133% of nonperforming assets, 167% of nonperforming loans and leases, and 3.1 times 3Q12 annualized net charge-offs

•

Total nonperforming assets (NPAs) of $1.5 billion including loans held-for-sale (HFS) declined $190 million, or 11%, sequentially; NPAs excluding loans HFS of $1.4 billion declined $173 million, or 11%; lowest since 4Q07; NPA ratio of 1.73% down 23 bps from 2Q12, NPL ratio of 1.38% down 24 bps from 2Q12

•	Total delinquencies (includes loans 30-89 days past due and over 90 days past due) down 5% sequentially, lowest levels since 2005

•	Strong capital ratios*; repurchased ~22 million common shares through share repurchase transaction expected to settle in 4Q12 (~8 million impact on average share count)

•	Tier 1 common ratio 9.67%**, down 10 bps sequentially (Basel III pro forma estimate of ~9%)

•	Tier 1 capital ratio 10.85%, Total capital ratio 14.76%, Leverage ratio 10.09%

•	Tangible common equity ratio** of 9.10% excluding unrealized gains/losses; 9.45% including them

•	Book value per share of $14.84; tangible book value per share** of $12.12 up 2% from 2Q12 and 10% from 3Q11

*	Capital ratios estimated; presented under current U.S. capital regulations. The pro forma Tier I common equity ratio is management’s estimate based upon its current interpretation of the three draft Federal Register notices proposing enhancements to regulatory capital requirements published in June 2012. The actual impact to the Bancorp’s Tier I common equity ratio may change significantly due to further clarification of the agencies proposals or revisions to the agencies final rules, which remain subject to public comment. See pp.15-16 for more information.
**	Non-GAAP measure; see Reg. G reconciliation on page 34.

Fifth Third Bancorp (Nasdaq: FITB) today reported third quarter 2012 net income of $363 million, compared with net income of $385 million in the second quarter of 2012 and net income of $381 million in the third quarter of 2011. After preferred dividends, net income available to common shareholders was $354 million, or $0.38 per diluted share, in the third quarter of 2012, compared with $376 million, or $0.40 per diluted share, in the second quarter of 2012, and $373 million, or $0.40 per diluted share, in the third quarter of 2011.

Third quarter 2012 noninterest income included a $16 million negative valuation adjustment on the Vantiv warrant; $13 million in gains recognized on the sale of certain Fifth Third funds; and a $1 million reduction related to the valuation of the Visa total return swap. Net gains on investment securities were $2 million. Third quarter noninterest expense included $26 million of debt extinguishment costs associated with the redemption of Fifth Third Capital Trust V and Fifth Third Capital Trust VI TruPS, a $5 million benefit from the sale of affordable housing investments, and $2 million of expenses associated with the sale of certain Fifth Third funds. Results also included an additional $24 million of charges associated with the increase of the mortgage representation and warranty reserve.

Second quarter 2012 noninterest income included a $56 million positive valuation adjustment on the Vantiv warrant; a $17 million negative valuation adjustment associated with bank premises held-for-sale; and an $11 million reduction related to the valuation of the Visa total return swap. Net gains on investment securities were $3 million. Second quarter noninterest expense was reduced by $17 million related to affordable housing investments and FDIC insurance. Third quarter 2011 noninterest income included a $17 million reduction in other noninterest income related to the valuation of a total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares, a $3 million positive valuation adjustment on Vantiv puts and warrants, and net gains on investment securities of $26 million. Third quarter 2011 noninterest expense included $28 million related to the termination of certain FHLB borrowings and hedging transactions.

Earnings Highlights

	For the Three Months Ended					% Change
	September 2012	June 2012	March 2012	December 2011	September 2011	Seq	Yr/Yr
Earnings ($ in millions)
Net income attributable to Bancorp	$363	$385	$430	$314	$381	(6)%	(5)%
Net income available to common shareholders	$354	$376	$421	$305	$373	(6)%	(5)%

Common Share Data
Earnings per share, basic	0.39	0.41	0.46	0.33	0.41	(5)%	(5)%
Earnings per share, diluted	0.38	0.40	0.45	0.33	0.40	(5)%	(5)%
Cash dividends per common share	0.10	0.08	0.08	0.08	0.08	25%	25%

Financial Ratios
Return on average assets	1.23%	1.32%	1.49%	1.08%	1.34%	(7)%	(8)%
Return on average common equity	10.4	11.4	13.1	9.5	11.9	(9)%	(12)%
Return on average tangible common equity	12.8	14.1	16.2	11.9	14.9	(9)%	(14)%
Tier I capital	10.85	12.31	12.20	11.91	11.96	(12)%	(9)%
Tier I common equity	9.67	9.77	9.64	9.35	9.33	(1)%	4%
Net interest margin (a)	3.56	3.56	3.61	3.67	3.65	—	(2)%
Efficiency (a)	63.7	59.4	58.3	67.5	60.4	7%	5%

Common shares outstanding (in thousands)	897,467	918,913	920,056	919,804	919,779	(2)%	(2)%
Average common shares outstanding (in thousands):
Basic	904,475	913,541	915,226	914,997	914,947	(1)%	(1)%
Diluted	944,821	954,622	957,416	956,349	955,490	(1)%	(1)%

(a)	Presented on a fully taxable equivalent basis

The percentages in all of the tables in this earning release are calculated on actual dollar amounts not the rounded dollar amounts.

“Third quarter earnings were highlighted by solid net interest income results and continued strong mortgage banking revenue, contributing to an ROA of 1.23 percent and a return on average common equity of 10.4 percent,” said Kevin Kabat, CEO of Fifth Third Bancorp. “We had success across our commercial bank and consumer lending businesses, with double-digit growth in corporate banking revenue, up 16 percent year-over-year, and mortgage banking revenue, up 13 percent year-over-year.

“Results reflect our strong support of customers and communities in the midst of a relatively weak economic recovery. Mortgage loans have increased 16 percent and C&I loans have increased 15 percent from a year ago. Transaction deposits were up 7 percent over last year and charged-off loans dropped to 75 basis points of loans and leases, down 14 percent sequentially and 40 percent compared with a year ago. The overall quality of our portfolios continues to improve and is clearly reflected in our results.

“Pursuant to our 2012 capital plan, we increased our common stock dividend to $0.10 per share in September and entered into a share repurchase agreement for $350 million of common stock. Our current capital levels and ability to generate capital are strong, and we expect to continue to return capital to shareholders in a prudent manner, absent any significant changes in the operating environment. Tangible book value per share increased 10 percent from a year ago, our tangible common equity ratio ended the quarter at 9.5 percent, and the Tier 1 common ratio was 9.7 percent.

“Our capabilities and business model continue to position Fifth Third well to compete in this environment and in the future.”

Income Statement Highlights

	For the Three Months Ended					% Change
	September 2012	June 2012	March 2012	December 2011	September 2011	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$907	$899	$903	$920	$902	1%	1%
Provision for loan and lease losses	65	71	91	55	87	(9)%	(25)%
Total noninterest income	671	678	769	550	665	(1)%	1%
Total noninterest expense	1,006	937	973	993	946	7%	6%

Income before income taxes (taxable equivalent)	507	569	608	422	534	(11)%	(5)%

Taxable equivalent adjustment	4	4	5	4	4	—	—
Applicable income taxes	139	180	173	104	149	(23)%	(7)%

Net income	364	385	430	314	381	(6)%	(5)%
Less: Net income attributable to noncontrolling interest	1	—	—	—	—	—	—

Net income attributable to Bancorp	363	385	430	314	381	(6)%	(5)%
Dividends on preferred stock	9	9	9	9	8	—	—

Net income available to common shareholders	354	376	421	305	373	(6)%	(5)%

Earnings per share, diluted	$0.38	$0.40	$0.45	$0.33	$0.40	(5)%	(5)%

Net Interest Income

	For the Three Months Ended					% Change
	September 2012	June 2012	March 2012	December 2011	September 2011	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$1,027	$1,031	$1,045	$1,061	$1,059	—	(3)%
Total interest expense	120	132	142	141	157	(9)%	(24)%

Net interest income (taxable equivalent)	$907	$899	$903	$920	$902	1%	1%

Average Yield
Yield on interest-earning assets (taxable equivalent)	4.03%	4.08%	4.18%	4.23%	4.28%	(1)%	(6)%
Yield on interest-bearing liabilities	0.67%	0.73%	0.79%	0.79%	0.86%	(8)%	(22)%

Net interest rate spread (taxable equivalent)	3.36%	3.35%	3.39%	3.44%	3.42%	—	(2)%

Net interest margin (taxable equivalent)	3.56%	3.56%	3.61%	3.67%	3.65%	—	(2)%

Average Balances ($ in millions)
Loans and leases, including held for sale	$84,829	$84,508	$83,757	$82,278	$80,013	—	6%
Total securities and other short-term investments	16,588	17,168	16,735	17,243	18,142	(3)%	(9)%
Total interest-earning assets	101,417	101,676	100,492	99,521	98,155	—	3%
Total interest-bearing liabilities	72,026	73,162	72,219	71,467	72,473	(2)%	(1)%
Bancorp shareholders’ equity	13,887	13,629	13,366	13,147	12,841	2%	8%

Net interest income of $907 million on a fully taxable equivalent basis increased $8 million from the second quarter, with a $4 million decrease in interest income and a $12 million decrease in interest expense. Net interest income included approximately $10 million in non-recurring benefits during the third quarter, primarily associated with hedge ineffectiveness from the redeemed TruPS and income related to the auto securitization clean-up call. An additional day in the quarter contributed $6 million to the sequential increase in net interest income. The decline in interest income was primarily attributable to loan repricing, particularly in the C&I and auto portfolios; lower reinvestment rates on the securities portfolio and higher average securities balances during the second quarter from the pre-investment of a portion of portfolio cash flows; and lower purchase accounting accretion. These effects were partially offset by the benefit of net loan growth. Interest expense declined primarily as a result of lower deposit costs and a reduction in long-term debt expense of $4 million due to the redemption of $1.4 billion of TruPS in August.

The net interest margin was 3.56 percent, consistent with 3.56 percent in the previous quarter, and benefited from the non-recurring items described above that, in total, contributed 4 bps to net interest margin. This impact was primarily offset by lower loan and securities yields, lower purchase accounting accretion (2 bps), and the negative effect of day count (1 bp). The margin otherwise benefited by 2 bps from the TruPS redemption.

Compared with the third quarter of 2011, net interest income increased $5 million, driven by the items noted above as well as higher average loan balances, run-off in higher-priced CDs and mix shift to lower cost deposit products, partially offset by lower asset yields. The net interest margin decreased 9 bps from a year ago.

Securities

Average securities and other short-term investments were $16.6 billion in the third quarter of 2012 compared with $17.2 billion in the previous quarter and $18.1 billion in the third quarter of 2011. The sequential decrease in average balances was related to the pre-investment in the second quarter of anticipated third quarter cash flows. The year-over-year decline was due to the timing of reinvestment in portfolio cash flows during 2011 as well as lower cash balances held at the Fed.

Loans

	For the Three Months Ended					% Change
	September 2012	June 2012	March 2012	December 2011	September 2011	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial and industrial loans	$33,111	$32,734	$31,371	$29,891	$28,777	1%	15%
Commercial mortgage	9,567	9,810	10,007	10,262	10,050	(2)%	(5)%
Commercial construction	742	873	992	1,132	1,752	(15)%	(58)%
Commercial leases	3,481	3,469	3,543	3,351	3,300	—	5%

Subtotal - commercial loans and leases	46,901	46,886	45,913	44,636	43,879	—	7%

Consumer:
Residential mortgage loans	11,578	11,274	10,828	10,464	10,006	3%	16%
Home equity	10,312	10,430	10,606	10,810	10,985	(1)%	(6)%
Automobile loans	11,812	11,755	11,882	11,696	11,445	—	3%
Credit card	1,971	1,915	1,926	1,906	1,864	3%	6%
Other consumer loans and leases	314	326	345	402	441	(4)%	(29)%

Subtotal - consumer loans and leases	35,987	35,700	35,587	35,278	34,741	1%	4%

Total average loans and leases (excluding held for sale)	$82,888	$82,586	$81,500	$79,914	$78,620	—	5%

Average loans held for sale	1,941	1,920	2,257	2,364	1,393	1%	39%

Average loan and lease balances (excluding loans held-for-sale) increased $302 million sequentially and increased $4.3 billion, or 5 percent, from the third quarter of 2011. Period end loan and lease balances (excluding loans held-for-sale) increased $700 million, or 1 percent, sequentially and $3.8 billion, or 5 percent, from a year ago.

Average commercial portfolio loan and lease balances were up $15 million sequentially and increased $3.0 billion, or 7 percent, from the third quarter of 2011. Average C&I loans increased 1 percent sequentially and 15 percent compared with the third quarter of 2011. Average commercial mortgage and commercial construction loan balances combined declined 4 percent sequentially and 13 percent from the same period the previous year, reflecting continued low customer demand and business opportunities. Commercial line usage, on an end of period basis, was 32 percent of committed lines in the third quarter of 2012 compared with 32 percent in the second quarter of 2012 and 33 percent in the third quarter of 2011.

Average consumer portfolio loan and lease balances increased $287 million, or 1 percent, sequentially and $1.2 billion, or 4 percent, from the third quarter of 2011. Average residential mortgage loans increased 3 percent sequentially, reflecting strong originations due to continued refinancing activity associated with historically low interest rates as well as the continued retention of certain shorter term residential mortgage loans. Compared with the third quarter of 2011, average residential mortgage loans increased 16 percent and reflected the retention of these shorter term mortgage loans. Home equity loan balances declined 1 percent sequentially and 6 percent year-over-year due to lower demand and production. Average auto loans were flat sequentially and increased 3 percent year-over-year.

Average loans held-for-sale of $1.9 billion increased $21 million sequentially and $548 million compared with the third quarter of 2011 primarily driven by higher mortgage held-for-sale balances. Period end loans held-for-sale of $1.8 billion decreased $61 million from the previous quarter and $38 million from the third quarter of 2011.

Deposits

	For the Three Months Ended					% Change
	September 2012	June 2012	March 2012	December 2011	September 2011	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand deposits	$27,127	$26,351	$26,063	$26,069	$23,677	3%	15%
Interest checking	22,967	23,548	22,308	19,263	18,322	(2)%	25%
Savings	21,283	22,143	21,944	21,715	21,747	(4)%	(2)%
Money market	4,776	4,258	4,543	5,255	5,213	12%	(8)%
Foreign office (a)	1,345	1,321	2,277	3,325	3,255	2%	(59)%

Subtotal - Transaction deposits	77,498	77,621	77,135	75,627	72,214	—	7%
Other time	4,224	4,359	4,551	4,960	6,008	(3)%	(30)%

Subtotal - Core deposits	81,722	81,980	81,686	80,587	78,222	—	4%
Certificates - $100,000 and over	3,016	3,130	3,178	3,085	3,376	(4)%	(11)%
Other	32	23	19	16	7	41%	NM

Total deposits	$84,770	$85,133	$84,883	$83,688	$81,605	—	4%

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits declined $258 million sequentially and increased $3.5 billion, or 4 percent, from the third quarter of 2011. Average transaction deposits, which are included in core deposits, decreased $123 million from the second quarter of 2012 primarily driven by lower savings and interest checking balances partially offset by higher demand deposits and money market account balances. Year-over-year growth of $5.3 billion, or 7 percent, was driven by higher interest checking and demand deposits balances, partially offset by lower foreign office, savings, and money market account balances. Other time deposits decreased 3 percent sequentially and 30 percent from the third quarter of 2011.

Commercial average transaction deposits were flat sequentially and increased 10 percent from the previous year. Sequential performance reflected higher demand deposits balances, partially offset by lower interest checking driven by public funds deposits. Year-over-year growth was primarily driven by higher inflows to interest checking and demand deposit account balances, partially offset by lower foreign office balances. Average public funds balances were $5.1 billion compared with $5.7 billion in the second quarter of 2012 and $5.6 billion in the third quarter of 2011.

Consumer average transaction deposits decreased 1 percent sequentially and increased 5 percent from the third quarter of 2011. The sequential decline reflected lower savings balances, which were partially offset by higher money market and demand deposit account balances. Year-over-year growth was primarily driven by increased interest checking and demand deposit balances partially offset by lower savings and money market account balances. Consumer CDs included in core deposits declined 3 percent sequentially, driven by customer reluctance to purchase CDs given the current low rate environment, and declined 30 percent year-over-year driven by maturities of higher-rate CDs.

Noninterest Income

	For the Three Months Ended					% Change
	September 2012	June 2012	March 2012	December 2011	September 2011	Seq	Yr/Yr
Noninterest Income ($ in millions)
Service charges on deposits	$128	$130	$129	$136	$134	(2)%	(5)%
Corporate banking revenue	101	102	97	82	87	(1)%	16%
Mortgage banking net revenue	200	183	204	156	178	9%	13%
Investment advisory revenue	92	93	96	90	92	(2)%	—
Card and processing revenue	65	64	59	60	78	2%	(17)%
Other noninterest income	78	103	175	24	64	(24)%	22%
Securities gains, net	2	3	9	5	26	(33)%	(92)%
Securities gains, net - non-qualifying hedges on mortgage servicing rights	5	—	—	(3)	6	NM	(24)%

Total noninterest income	$671	$678	$769	$550	$665	(1)%	1%

NM: Not Meaningful

Noninterest income of $671 million decreased $7 million sequentially, or 1 percent, and increased $6 million, or 1 percent, compared with prior year results. The sequential decline was primarily due to the decline in other noninterest income related to the impact of significant items described below partially offset by higher mortgage banking net revenue. The increase from a year ago reflected higher mortgage banking net revenue and corporate banking revenue, partially offset by lower net gains on investment securities, card and processing revenue, and service charges on deposits.

Third quarter 2012 noninterest income results included a $16 million negative valuation adjustment on the Vantiv warrant, compared with a $56 million positive valuation adjustment in the second quarter of 2012 and a $3 million positive valuation adjustment on the Vantiv warrant and put instruments in the third quarter of 2011. This quarter’s results also included $13 million in gains recognized on the sale of certain Fifth Third funds as well as a $1 million charge related to the valuation of the total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares. Negative valuation adjustments on this swap were $11 million in the second quarter of 2012 and $17 million in the third quarter of 2011. Second quarter 2012 results included $17 million in lower of cost or market adjustments associated with bank premises held-for-sale. Excluding these items, as well as investment securities gains in all periods, noninterest income of $673 million increased $26 million, or 4 percent, from the previous quarter and increased $20 million, or 3 percent, from the third quarter of 2011.

Service charges on deposits of $128 million decreased 2 percent from the second quarter and 5 percent compared with the same quarter last year. Retail service charges declined 9 percent sequentially and 19 percent compared with the third quarter of 2011 largely due to the full quarter effect of the elimination of daily overdraft fees on continuing customer overdraft positions late in the second quarter of 2012. Commercial service charges increased 3 percent sequentially and 6 percent compared with results a year ago due to increased treasury management sales and account growth.

Corporate banking revenue of $101 million decreased 1 percent from the second quarter of 2012 and increased 16 percent from the same period last year. The sequential decline was driven by seasonally lower foreign exchange revenue and lower interest rate derivatives revenue, partially offset by increased lease remarketing fees. The year-over-year increase was due to increased syndication fees, lease remarketing fees, institutional sales revenue and business lending fees, partially offset by lower letter of credit and foreign exchange revenue.

Mortgage banking net revenue was $200 million in the third quarter of 2012, a 9 percent increase from the second quarter of 2012 and a 13 percent increase from the third quarter of 2011. Third quarter 2012 originations were $5.8 billion, compared with $5.9 billion in the previous quarter and $4.5 billion in the third quarter of 2011. Third quarter 2012 originations resulted in gains of $226 million on mortgages sold reflecting higher gain on sale margins. This compares with gains of $183 million during the previous quarter and $119 million during the third quarter of 2011. Mortgage servicing fees this quarter were $62 million, compared with $63 million in the previous quarter and $59 million in the third quarter of 2011. Mortgage banking net revenue is also affected by net servicing asset value adjustments, which include mortgage servicing rights (MSR) amortization and MSR valuation adjustments (including mark-to-market adjustments on free-standing derivatives used to economically hedge the MSR portfolio). These net servicing asset valuation adjustments were negative $88 million in the third quarter of 2012 (reflecting MSR amortization of $48 million and MSR valuation adjustments of negative $40 million); negative $63 million in the second quarter of 2012 (MSR amortization of $41 million and MSR valuation adjustments of negative $22 million); and net zero in the third quarter of 2011 (MSR amortization of $34 million and MSR valuation adjustments of positive $34 million). The mortgage servicing asset, net of the valuation reserve, was $679 million at quarter end on a servicing portfolio of $62 billion.

Net gains on securities held as non-qualifying hedges for the MSR portfolio were $5 million in the third quarter of 2012, compared with none in the second quarter of 2012 and net gains of $6 million in the third quarter of 2011.

Investment advisory revenue of $92 million decreased 2 percent sequentially and was flat year–over-year, driven by lower mutual fund fees largely due to the sale of certain Fifth Third funds, which closed in early September. Otherwise stable results reflected higher institutional trust and private client services fees, which benefited from improvement in equity and bond market values.

Card and processing revenue was $65 million in the third quarter of 2012, an increase of 2 percent sequentially and a decline of 17 percent from the third quarter of 2011. The sequential increase reflected higher transaction volumes and higher levels of consumer spending. The year-over-year decline was driven by the impact of debit interchange legislation, partially offset by mitigation activities and higher transaction volumes.

Other noninterest income totaled $78 million in the third quarter of 2012, compared with $103 million in the previous quarter and $64 million in the third quarter of 2011. Other noninterest income includes effects of the valuation of the Vantiv warrant and changes in income related to the valuation of the Visa total return swap. For periods ending September 30, 2012, June 30, 2012, and September 30, 2011, the impact of warrant and put option valuation adjustments were negative $16 million, positive $56 million, and positive $3 million, respectively, and reductions in income related to the Visa total return swap were $1 million, $11 million, and $17 million, respectively. Third quarter 2012 results also included $13 million in gains recognized on the sale of certain Fifth Third funds. Second quarter 2012 results also included $17 million in lower of cost or market adjustments associated with bank premises held-for-sale. Excluding the items detailed above, other noninterest income of $82 million increased approximately $7 million from the previous quarter and increased approximately $4 million from the third quarter of 2011.

Net credit-related costs recognized in other noninterest income were $14 million in the third quarter of 2012 versus $17 million last quarter and $25 million in the third quarter of 2011. Third quarter 2012 results included $2 million of net gains on sales of commercial loans held-for-sale and $3 million of fair value charges on commercial loans held-for-sale, as well as $11 million of losses on other real estate owned (OREO). Second quarter 2012 results included $8 million of net gains on sales of commercial loans held-for-sale and $5 million of fair value charges on commercial loans held-for-sale, as well as $19 million of losses on OREO. Third quarter 2011 results included $3 million of net gains on sales of commercial loans held-for-sale, $6 million of fair value charges on commercial loans held-for-sale, and $21 million of losses on OREO.

Net gains on investment securities were $2 million in the third quarter of 2012, compared with investment securities gains of $3 million in the previous quarter and $26 million in the third quarter of 2011.

Noninterest Expense

	For the Three Months Ended					% Change
	September 2012	June 2012	March 2012	December 2011	September 2011	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$399	$393	$399	$393	$369	2%	8%
Employee benefits	79	84	112	84	70	(5)%	14%
Net occupancy expense	76	74	77	79	75	3%	2%
Technology and communications	49	48	47	48	48	2%	3%
Equipment expense	28	27	27	27	28	2%	(1)%
Card and processing expense	30	30	30	28	34	(1)%	(13)%
Other noninterest expense	345	281	281	334	322	23%	7%

Total noninterest expense	$1,006	$937	$973	$993	$946	7%	6%

Noninterest expense of $1.0 billion increased 7 percent from the second quarter of 2012 and increased 6 percent from the third quarter of 2011. Third quarter 2012 expenses included $26 million of debt extinguishment costs associated with the redemption of Capital Trust V and Capital Trust VI TruPS, $22 million of additional expenses associated with the increase in the mortgage representation and warranty reserve, $5 million benefit from the sale of affordable housing investments, and $2 million of costs associated with the sale of certain Fifth Third funds. Second quarter 2012 expenses included a $9 million reduction to FDIC insurance expense and an $8 million benefit from the sale of affordable housing investments. Third quarter 2011 expenses included $28 million of costs related to the termination of certain FHLB borrowings and hedging transactions. Excluding these items, noninterest expense of $961 million increased 1 percent compared with the second quarter of 2012. Compared with the third quarter of 2011, noninterest expense, excluding the aforementioned items, increased $43 million, or 5 percent, compared with the third quarter of 2011 largely due to higher compensation costs reflecting higher revenue.

Credit costs related to problem assets recorded as noninterest expense totaled $59 million in the third quarter of 2012, compared with $40 million in the second quarter of 2012 and $45 million in the third quarter of 2011. Third quarter credit-related expenses included provisioning for mortgage repurchases of $36 million, compared with $18 million in the second quarter and $19 million a year ago. (Realized mortgage repurchase losses were $15 million in the third quarter of 2012, compared with $16 million last quarter and $31 million in the third quarter of 2011.) The increase in mortgage representation and warranty expense was primarily due to an increase in the reserve as a result of additional information obtained from Freddie Mac regarding future mortgage repurchases and file requests. As such, we were able to better estimate the losses that are probable on loans sold to Freddie Mac with representation and warranty provisions. (Freddie Mac loans represent approximately 56 percent of Fifth Third’s mortgage servicing portfolio.) Provision for unfunded commitments was a benefit of $2 million in the current quarter, compared with a benefit of $1 million last quarter and $10 million a year ago. Derivative valuation adjustments related to customer credit risk were positive $2 million this quarter versus net zero last quarter and $4 million in expense a year ago. OREO expense was $6 million this quarter, compared with $5 million last quarter and $7 million a year ago. Other problem asset-related expenses were $21 million in the third quarter, compared with $19 million the previous quarter and $25 million in the same period last year.

Credit Quality

	For the Three Months Ended
	September 2012	June 2012	March 2012	December 2011	September 2011
Total net losses charged off ($ in millions)
Commercial and industrial loans	$(29)	$(46)	$(54)	$(62)	$(55)
Commercial mortgage loans	(28)	(25)	(30)	(47)	(47)
Commercial construction loans	(4)	—	(18)	(4)	(35)
Commercial leases	(1)	(7)	—	—	1
Residential mortgage loans	(26)	(36)	(37)	(36)	(36)
Home equity	(37)	(39)	(46)	(50)	(53)
Automobile loans	(7)	(7)	(9)	(13)	(12)
Credit card	(18)	(18)	(20)	(21)	(18)
Other consumer loans and leases	(6)	(3)	(6)	(6)	(7)

Total net losses charged off	(156)	(181)	(220)	(239)	(262)

Total losses	(188)	(219)	(253)	(280)	(294)
Total recoveries	32	38	33	41	32

Total net losses charged off	$(156)	$(181)	$(220)	$(239)	$(262)

Ratios (annualized)
Net losses charged off as a percent of average loans and leases (excluding held for sale)	0.75%	0.88%	1.08%	1.19%	1.32%
Commercial	0.53%	0.67%	0.89%	1.00%	1.23%
Consumer	1.04%	1.15%	1.34%	1.43%	1.43%

Net charge-offs were $156 million in the third quarter of 2012, or 75 bps of average loans on an annualized basis, the lowest level since the third quarter of 2007. Net charge-offs declined 14 percent compared with second quarter 2012 net charge-offs of $181 million, and declined 40 percent versus third quarter 2011 net charge-offs of $262 million.

Commercial net charge-offs were $62 million, or 53 bps, down $16 million compared with $78 million, or 67 bps, in the second quarter driven by declines in C&I net charge-offs. Commercial net charge-offs were at the lowest level since the third quarter of 2007. C&I net losses were $29 million, down $17 million from $46 million in the previous quarter. Commercial mortgage net losses totaled $28 million, compared with net losses of $25 million in the previous quarter. Commercial construction net losses were $4 million in the third quarter, compared with no net losses in the prior quarter. Net losses on residential builder and developer portfolio loans across the C&I and commercial real estate categories totaled $3 million. Originations of homebuilder / developer loans were suspended in 2007 and the remaining portfolio balance is $376 million, down from a peak of $3.3 billion in the second quarter of 2008.

Consumer net charge-offs were $94 million, or 104 bps, down $9 million sequentially. Net charge-offs on residential mortgage loans in the portfolio were $26 million, down $10 million from the previous quarter. Home equity net charge-offs were $37 million, down $2 million from the second quarter. Net losses on brokered home equity loans represented 35 percent of third quarter home equity losses; such loans are 14 percent of the total home equity portfolio. The home equity portfolio included $1.4 billion of brokered loans, down from a peak of $2.6 billion in 2007; originations of these loans were discontinued in 2007. Net charge-offs in the auto portfolio of $7 million were flat compared with the prior quarter. Net losses on consumer credit card loans were $18 million, which were also flat compared with the previous quarter. Net charge-offs in other consumer loans were $6 million, up $3 million from the previous quarter.

	For the Three Months Ended
	September 2012	June 2012	March 2012	December 2011	September 2011
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$2,016	$2,126	$2,255	$2,439	$2,614
Total net losses charged off	(156)	(181)	(220)	(239)	(262)
Provision for loan and lease losses	65	71	91	55	87

Allowance for loan and lease losses, ending	1,925	2,016	2,126	2,255	2,439
Reserve for unfunded commitments, beginning	178	179	181	187	197
Provision for unfunded commitments	(2)	(1)	(2)	(6)	(10)

Reserve for unfunded commitments, ending	176	178	179	181	187

Components of allowance for credit losses:
Allowance for loan and lease losses	1,925	2,016	2,126	2,255	2,439
Reserve for unfunded commitments	176	178	179	181	187

Total allowance for credit losses	$2,101	$2,194	$2,305	$2,436	$2,626
Allowance for loan and lease losses ratio
As a percent of loans and leases	2.32%	2.45%	2.59%	2.78%	3.08%
As a percent of nonperforming loans and leases (a)	167%	150%	157%	157%	158%
As a percent of nonperforming assets (a)	133%	125%	127%	124%	125%

(a)	Excludes non accrual loans and leases in loans held for sale

Provision for loan and lease losses totaled $65 million in the third quarter of 2012, down $6 million from the second quarter of 2012 and down $22 million from the third quarter of 2011. The allowance for loan and lease losses declined $91 million sequentially reflecting continued improvement in credit trends. This allowance represented 2.32 percent of total loans and leases outstanding as of quarter end, compared with 2.45 percent last quarter, and represented 167 percent of nonperforming loans and leases, 133 percent of nonperforming assets, and 310 percent of third quarter annualized net charge-offs.

	As of
Nonperforming Assets and Delinquent Loans ($ in millions)	September 2012	June 2012	March 2012	December 2011	September 2011
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$309	$377	$358	$408	$449
Commercial mortgage loans	263	357	347	358	353
Commercial construction loans	76	99	118	123	151
Commercial leases	5	3	8	9	13
Residential mortgage loans	126	135	135	134	142
Home equity	29	30	26	25	25
Automobile loans	—	1	1	—	—
Other consumer loans and leases	—	—	1	1	1

Total nonaccrual loans and leases	$808	$1,002	$994	$1,058	$1,134
Restructured loans and leases - commercial (nonaccrual)	153	147	157	160	189
Restructured loans and leases - consumer (nonaccrual)	192	193	201	220	215

Total nonperforming loans and leases	$1,153	$1,342	$1,352	$1,438	$1,538
Repossessed personal property	10	9	8	14	17
Other real estate owned (a)	283	268	313	364	389

Total nonperforming assets (b)	$1,446	$1,619	$1,673	$1,816	$1,944
Nonaccrual loans held for sale	38	55	110	131	171
Restructured loans - commercial (nonaccrual) held for sale	5	5	7	7	26

Total nonperforming assets including loans held for sale	$1,489	$1,679	$1,790	$1,954	$2,141

Restructured Consumer loans and leases (accrual)	$1,641	$1,634	$1,624	$1,612	$1,601
Restructured Commercial loans and leases (accrual)	$442	$455	$481	$390	$349
Total loans and leases 90 days past due	$201	$203	$216	$200	$274
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	1.38%	1.62%	1.64%	1.76%	1.93%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	1.73%	1.96%	2.03%	2.23%	2.44%

(a)	Excludes government insured advances.
(b)	Does not include nonaccrual loans held-for-sale.

Total nonperforming assets, including loans held-for-sale, were $1.5 billion, a decline of $190 million, or 11 percent, from the previous quarter. Nonperforming assets held-for-investment (NPAs) were $1.4 billion or 1.73 percent of total loans, leases and OREO, and decreased $173 million, or 11 percent, from the previous quarter. Nonperforming loans held-for-investment (NPLs) at quarter end were $1.2 billion or 1.38 percent of total loans, leases and OREO, and decreased $189 million, or 14 percent, from the previous quarter.

Commercial portfolio NPAs were $1.0 billion, or 2.16 percent of commercial loans, leases and OREO, and decreased $165 million, or 14 percent, from the second quarter. Commercial portfolio NPLs were $806 million, or 1.71 percent of commercial loans and leases, and decreased $177 million from last quarter driven by declines in C&I and commercial mortgage NPLs. C&I portfolio NPAs of $406 million decreased $73 million from the previous quarter. Commercial mortgage portfolio NPAs were $489 million, down $66 million from the prior quarter. Commercial construction portfolio NPAs were $110 million, a decline of $31 million from the previous quarter. Commercial real estate loans in Michigan and Florida represented 45 percent of commercial real estate NPAs and 37 percent of our total commercial real estate portfolio. Within the overall commercial loan portfolio, residential real estate builder and developer portfolio NPAs of $104 million declined $9 million from the second quarter, of which $34 million were commercial construction assets, $59 million were commercial mortgage assets and $11 million were C&I assets. Commercial portfolio NPAs included $153 million of nonaccrual troubled debt restructurings (TDRs), compared with $147 million last quarter.

Consumer portfolio NPAs of $429 million, or 1.18 percent of consumer loans, leases and OREO, decreased $8 million from the second quarter. Consumer portfolio NPLs were $347 million, or 0.96 percent of consumer loans and leases and decreased $12 million from last quarter. Of consumer NPAs, $379 million were in residential real estate portfolios. Residential mortgage NPAs were $317 million, $5 million lower than last quarter, with Florida representing 46 percent of residential mortgage NPAs and 15 percent of total residential mortgage loans. Home equity NPAs of $62 million were down $2 million compared with last quarter. Credit card NPAs decreased $3 million from the previous quarter to $39 million. Consumer nonaccrual TDRs were $192 million in the third quarter of 2012, compared with $193 million in the second quarter 2012.

Third quarter OREO balances included in portfolio NPA balances described above were $283 million, up $15 million from the second quarter, and included $208 million in commercial OREO and $75 million in consumer OREO. Repossessed personal property of $10 million consisted largely of autos.

Loans still accruing over 90 days past due were $201 million, down $2 million, or 1 percent, from the second quarter of 2012. Commercial balances 90 days past due of $24 million decreased $1 million sequentially. Consumer balances 90 days past due of $177 million were down $1 million from the previous quarter. Loans 30-89 days past due of $346 million decreased $24 million, or 7 percent, from the previous quarter driven by reductions in commercial real estate. Commercial balances 30-89 days past due of $24 million were down $37 million sequentially and consumer balances 30-89 days past due of $322 million increased $13 million from the second quarter, reflecting increases in credit card and auto.

Commercial nonaccrual loans held-for-sale were $43 million, compared with $60 million at the end of the second quarter. During the quarter $5 million of nonaccrual held-for-sale loans were sold; $9 million of nonaccrual commercial loans from the portfolio were transferred to loans held-for-sale, and $16 million of loans from loans held-for-sale were transferred to OREO. Negative valuation adjustments of $3 million were recorded on held-for-sale loans and net gains of $2 million were recorded on loans that were sold or settled during the quarter.

Capital Position

	For the Three Months Ended
	September 2012	June 2012	March 2012	December 2011	September 2011
Capital Position
Average shareholders’ equity to average assets	11.82%	11.58%	11.49%	11.41%	11.33%
Tangible equity (a)	9.45%	9.50%	9.37%	9.03%	8.98%
Tangible common equity (excluding unrealized gains/losses) (a)	9.10%	9.15%	9.02%	8.68%	8.63%
Tangible common equity (including unrealized gains/losses) (a)	9.45%	9.49%	9.37%	9.04%	9.04%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (a) (b)	9.74%	9.84%	9.80%	9.41%	9.39%

Regulatory capital ratios: (c)
Tier I capital	10.85%	12.31%	12.20%	11.91%	11.96%
Total risk-based capital	14.76%	16.24%	16.07%	16.09%	16.25%
Tier I leverage	10.09%	11.39%	11.31%	11.10%	11.08%
Tier I common equity (a)	9.67%	9.77%	9.64%	9.35%	9.33%
Book value per share	14.84	14.56	14.30	13.92	13.73
Tangible book value per share (a)	12.12	11.89	11.64	11.25	11.05

(a)	The tangible equity, tangible common equity, tier I common equity and tangible book value per share ratios, while not required by accounting principles generally accepted in the United States of America (U.S. GAAP), are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. See the Regulation G Non-GAAP Reconciliation table for a reconciliation of these ratios to U.S. GAAP.
(b)	Under the banking agencies risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.
(c)	Current period regulatory capital data ratios are estimated.

Capital ratios remained strong during the quarter, reflecting growth in retained earnings, and included the impact of the redemption of TruPS during the quarter as well as the increase in the common dividend and share repurchase activity. Compared with the prior quarter, the Tier 1 common equity ratio* decreased 10 bps to 9.67 percent. The tangible common equity to tangible assets ratio* was 9.10 percent (excluding unrealized gains/losses) and 9.45 percent (including unrealized gains/losses). The Tier 1 capital ratio decreased 146 bps to 10.85 percent. The Total capital ratio decreased 148 bps to 14.76 percent and the Leverage ratio decreased 130 bps to 10.09 percent. The tier 1 common capital ratio was reduced during the quarter by approximately 33 bps due to the repurchase of $350 million in common shares. The Tier 1 and Total capital ratios were reduced by approximately 135 basis points due to the redemption of $1.4 billion in TruPS during the quarter.

Book value per share at September 30, 2012 was $14.84 and tangible book value per share* was $12.12, compared with June 30, 2012 book value per share of $14.56 and tangible book value per share of $11.89.

As previously announced, Fifth Third entered into a share repurchase agreement with a counterparty on August 23, 2012, whereby Fifth Third would purchase approximately $350 million of its outstanding common stock. For the quarter, this transaction reduced Fifth Third’s share count by 21.5 million shares on the initial transaction date, which had an 8 million impact on average share count. Fifth Third expects the settlement of this transaction to occur on or before November 26, 2012.

*	Non-GAAP measure; see Reg. G reconciliation on page 34.

U.S. banking regulators have recently proposed new capital rules for U.S. banks as well as changes to risk-weightings for assets, which implement portions of rules proposed by international banking regulators known as Basel III and Basel II. Fifth Third would be subject to the proposed “standardized approach” for risk-weightings of assets and would be subject to the Market Risk Rule for trading assets and liabilities. These proposals have been presented for public comment. The Bancorp continues to evaluate these proposals and their potential impact. Its current estimate of the pro-forma fully phased in Tier I common equity ratio at September 30, 2012 under the proposed capital rules is approximately 9%** compared with 9.67%* as calculated under the existing Basel I capital framework. The primary drivers of the change from the existing Basel I capital framework to the Basel III proposal are an increase in Tier I common equity of approximately 50 bps (primarily from including AOCI) which would be more than offset by the impact of increases in risk-weighted assets (primarily from 1-4 family senior and junior lien residential mortgages and commitments with an original maturity of one year or less). The pro forma Tier I common equity ratio exceeds the proposed minimum Tier I common equity ratio of 7% comprised of a minimum of 4.5% plus a capital conservation buffer of 2.5%. The pro forma Tier I common equity ratio does not include the effect of any mitigating actions the Bancorp may undertake to offset the impact of the proposed capital enhancements. As noted, the proposed rules remain subject to public comment, interpretation, and change.

Under the Dodd-Frank Act financial reform legislation, trust preferred securities (“TruPS”) were to be phased out of Tier 1 capital over three years beginning in 2013. The new regulations proposed by U.S. banking regulators also propose to cease Tier 1 capital treatment for outstanding TruPS with a similar phasing period. Fifth Third’s Tier 1 and Total capital levels at September 30, 2012 included $810 million of TruPS, or 0.8 percent of risk weighted assets. On August 8, 2012, Fifth Third called the $862.5 million of Fifth Third Capital Trust VI TruPS due to a determination of a Capital Treatment Event. On August 15, 2012, Fifth Third called the $575 million of Fifth Third Capital Trust V TruPS. We will continue to evaluate the role of these types of securities in our capital structure, based on regulatory developments. To the extent these types of securities remain outstanding during and after the phase-in period they would be expected to continue to be included in Total capital, subject to final rule-making for U.S. capital standards.

Fifth Third is one of 31 large U.S. Bank Holding Companies (BHCs) subject to the Federal Reserve’s (FRB) Capital Plans Rule which was issued November 22, 2011, and is also subject to the FRB’s Comprehensive Capital Analysis & Review process for U.S. BHCs over $50 billion in assets. Under this CCAR rule, we are required to submit an annual capital plan to the Federal Reserve each January, for its objection or non-objection. On August 21, 2012, Fifth Third announced that the FRB did not object to the proposed capital actions in its June capital plan submission, which included the increase in the quarterly common stock dividend to $0.10 per share and the potential repurchase of up to $600 million shares through the first quarter of 2013 (in addition to any incremental repurchases related to any after-tax gains from the sale of Vantiv stock).

*	Non-GAAP measure; see Reg. G reconciliation on page 34.
**	The pro forma Tier I common equity ratio is management’s estimate based upon its current interpretation of the three draft Federal Register notices proposing enhancements to regulatory capital requirements published in June 2012. The actual impact to the Bancorp’s Tier I common equity ratio may change significantly due to further clarification of the agencies proposals or revisions to the agencies final rules, which remain subject to public comment.

Tax Rate

The effective tax rate was 27.7 percent this quarter compared with 31.8 percent in the second quarter. The elevated tax rate in the second quarter included tax expense of $19 million associated with the expiration of employee stock options.

Other

Fifth Third Bank owns 84 million units representing a 39 percent interest in Vantiv Holding, LLC. Based upon Vantiv’s closing price of $21.55 on September 28, 2012, our interest in Vantiv was valued at approximately $1.8 billion. Next month in our 10-Q, we will update our disclosure of the carrying value of our interest in Vantiv stock which was approximately $640 million as of June 30, 2012. The difference between the market value and our book value is not recognized in Fifth Third’s equity or capital. Additionally, Fifth Third has a warrant to purchase additional shares in Vantiv which is carried as a derivative asset at a fair value of $197 million.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 9:00 a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Thursday, November 1 by dialing 800-585-8367 for domestic access and 404-537-3406 for international access (passcode 25523698#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of September 30, 2012, the Company had $117 billion in assets and operated 15 affiliates with 1,320 full-service Banking Centers, including 104 Bank Mart® locations open seven days a week inside select grocery stores and 2,404 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 39% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2012, had $300 billion in assets under care, of which it managed $26 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

Forward-Looking Statements

This news release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties from the separation of or the results of operations of Vantiv, LLC from Fifth Third; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (22) ability to secure confidential information through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

# # #

Quarterly Financial Review for September 30, 2012

Table of Contents

Financial Highlights	20-21
Consolidated Statements of Income	22
Consolidated Statements of Income (Taxable Equivalent)	23
Consolidated Balance Sheets	24-25
Consolidated Statements of Changes in Equity	26
Average Balance Sheet and Yield Analysis	27-29
Summary of Loans and Leases	30
Regulatory Capital	31
Summary of Credit Loss Experience	32
Asset Quality	33
Regulation G Non-GAAP Reconciliation	34
Segment Presentation	35

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	September 2012	June 2012	September 2011	Seq	Yr/Yr	September 2012	September 2011	Yr/Yr
Income Statement Data
Net interest income (a)	$907	$899	$902	1%	1%	$2,709	$2,655	2%
Noninterest income	671	678	665	(1%)	1%	2,119	1,905	11%
Total revenue (a)	1,578	1,577	1,567	—	1%	4,828	4,560	6%
Provision for loan and lease losses	65	71	87	(9%)	(25%)	227	368	(38%)
Noninterest expense	1,006	937	946	7%	6%	2,918	2,765	6%
Net income attributable to Bancorp	363	385	381	(6%)	(5%)	1,178	983	20%
Net income available to common shareholders	354	376	373	(6%)	(5%)	1,152	789	46%

Common Share Data
Earnings per share, basic	$0.39	$0.41	$0.41	(5%)	(5%)	$1.26	$0.87	45%
Earnings per share, diluted	0.38	0.40	0.40	(5%)	(5%)	1.23	0.86	43%
Cash dividends per common share	0.10	0.08	0.08	25%	25%	0.26	0.20	30%
Book value per share	14.84	14.56	13.73	2%	8%	14.84	13.73	8%
Market price per share	15.51	13.40	10.10	16%	54%	15.51	10.10	54%
Common shares outstanding (in thousands)	897,467	918,913	919,779	(2%)	(2%)	897,467	919,779	(2%)
Average common shares outstanding (in thousands):
Basic	904,475	913,541	914,947	(1%)	(1%)	911,056	903,584	1%
Diluted	944,821	954,622	955,490	(1%)	(1%)	952,259	947,231	1%
Market capitalization	$13,920	$12,313	$9,290	13%	50%	$13,920	$9,290	50%

Financial Ratios
Return on assets	1.23%	1.32%	1.34%	(7%)	(8%)	1.34%	1.18%	14%
Return on average common equity	10.4%	11.4%	11.9%	(9%)	(12%)	11.6%	8.8%	32%
Return on average tangible common equity (b)	12.8%	14.1%	14.9%	(9%)	(14%)	14.3%	11.3%	28%
Noninterest income as a percent of total revenue	43%	43%	42%	—	2%	44%	42%	5%
Average equity as a percent of average assets	11.82%	11.58%	11.33%	2%	4%	11.65%	11.41%	2%
Tangible common equity (c) (d)	9.10%	9.15%	8.63%	(1%)	5%	9.10%	8.63%	5%
Net interest margin (a)	3.56%	3.56%	3.65%	—	(2%)	3.58%	3.66%	(2%)
Efficiency (a)	63.7%	59.4%	60.4%	7%	5%	60.4%	60.6%	—
Effective tax rate	27.7%	31.8%	27.9%	(13%)	(1%)	29.4%	30.3%	(3%)

Credit Quality
Net losses charged off	$156	$181	$262	(14%)	(40%)	$557	$933	(40%)
Net losses charged off as a percent of average loans and leases	0.75%	0.88%	1.32%	(15%)	(43%)	0.90%	1.60%	(44%)
Allowance for loan and lease losses as a percent of loans and leases	2.32%	2.45%	3.08%	(5%)	(25%)	2.32%	3.08%	(25%)
Allowance for credit losses as a percent of loans and leases	2.53%	2.66%	3.32%	(5%)	(24%)	2.53%	3.32%	(24%)
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	1.73%	1.96%	2.44%	(12%)	(29%)	1.73%	2.44%	(29%)

Average Balances
Loans and leases, including held for sale	$84,829	$84,508	$80,013	—	6%	$84,367	$79,517	6%
Total securities and other short-term investments	16,588	17,168	18,142	(3%)	(9%)	16,829	17,545	(4%)
Total assets	117,521	117,654	113,295	—	4%	117,168	111,789	5%
Transaction deposits (f)	77,498	77,621	72,214	—	7%	77,418	71,300	9%
Core deposits (g)	81,722	81,980	78,222	—	4%	81,795	77,998	5%
Wholesale funding (h)	17,431	17,533	17,932	(1%)	(3%)	17,188	16,936	2%
Bancorp shareholders’ equity	13,887	13,628	12,841	2%	8%	13,650	12,752	7%

Regulatory Capital Ratios (i)
Tier I capital	10.85%	12.31%	11.96%	(12%)	(9%)	10.85%	11.96%	(9%)
Total risk-based capital	14.76%	16.24%	16.25%	(9%)	(9%)	14.76%	16.25%	(9%)
Tier I leverage	10.09%	11.39%	11.08%	(11%)	(9%)	10.09%	11.08%	(9%)
Tier I common equity (d)	9.67%	9.77%	9.33%	(1%)	4%	9.67%	9.33%	4%

Operations
Banking centers	1,320	1,322	1,314	NM	NM	1,320	1,314	NM
ATMs	2,404	2,409	2,437	NM	(1%)	2,404	2,437	(1%)
Full-time equivalent employees	20,789	20,888	21,172	NM	(2%)	20,789	21,172	(2%)

(a)	Presented on a fully taxable equivalent basis
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders (net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity, (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income.)
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers
(g)	Includes transaction deposits plus other time deposits
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt
(i)	Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	September 2012	June 2012	March 2012	December 2011	September 2011
Income Statement Data
Net interest income (a)	$907	$899	$903	$920	$902
Noninterest income	671	678	769	550	665
Total revenue (a)	1,578	1,577	1,672	1,470	1,567
Provision for loan and lease losses	65	71	91	55	87
Noninterest expense	1,006	937	973	993	946
Net income attributable to Bancorp	363	385	430	314	381
Net income available to common shareholders	354	376	421	305	373

Common Share Data
Earnings per share, basic	$0.39	$0.41	$0.46	$0.33	$0.41
Earnings per share, diluted	0.38	0.40	0.45	0.33	0.40
Cash dividends per common share	0.10	0.08	0.08	0.08	0.08
Book value per share	14.84	14.56	14.30	13.92	13.73
Market price per share	15.51	13.40	14.04	12.72	10.10
Common shares outstanding (in thousands)	897,467	918,913	920,056	919,804	919,779
Average common shares outstanding (in thousands):
Basic	904,475	913,541	915,226	914,997	914,947
Diluted	944,821	954,622	957,416	956,349	955,490
Market capitalization	$13,920	$12,313	$12,918	$11,700	$9,290

Financial Ratios
Return on assets	1.23%	1.32%	1.49%	1.08%	1.34%
Return on average common equity	10.4%	11.4%	13.1%	9.5%	11.9%
Return on average tangible common equity (b)	12.8%	14.1%	16.2%	11.9%	14.9%
Noninterest income as a percent of total revenue	43%	43%	46%	37%	42%
Average equity as a percent of average assets	11.82%	11.58%	11.49%	11.41%	11.33%
Tangible common equity (c) (d)	9.10%	9.15%	9.02%	8.68%	8.63%
Net interest margin (a)	3.56%	3.56%	3.61%	3.67%	3.65%
Efficiency (a)	63.7%	59.4%	58.3%	67.5%	60.4%
Effective tax rate	27.7%	31.8%	28.6%	24.9%	27.9%

Credit Quality
Net losses charged off	$156	$181	$220	$239	$262
Net losses charged off as a percent of average loans and leases	0.75%	0.88%	1.08%	1.19%	1.32%
Allowance for loan and lease losses as a percent of loans and leases	2.32%	2.45%	2.59%	2.78%	3.08%
Allowance for credit losses as a percent of loans and leases	2.53%	2.66%	2.81%	3.01%	3.32%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	1.73%	1.96%	2.03%	2.23%	2.44%

Average Balances
Loans and leases, including held for sale	$84,829	$84,508	$83,757	$82,278	$80,013
Total securities and other short-term investments	16,588	17,168	16,735	17,243	18,142
Total assets	117,521	117,654	116,325	115,268	113,295
Transaction deposits (f)	77,498	77,621	77,135	75,627	72,214
Core deposits (g)	81,722	81,980	81,686	80,587	78,222
Wholesale funding (h)	17,431	17,533	16,596	16,939	17,932
Bancorp shareholders’ equity	13,887	13,628	13,366	13,147	12,841

Regulatory Capital Ratios (i)
Tier I capital	10.85%	12.31%	12.20%	11.91%	11.96%
Total risk-based capital	14.76%	16.24%	16.07%	16.09%	16.25%
Tier I leverage	10.09%	11.39%	11.31%	11.10%	11.08%
Tier I common equity (d)	9.67%	9.77%	9.64%	9.35%	9.33%

Operations
Banking centers	1,320	1,322	1,315	1,316	1,314
ATMs	2,404	2,409	2,404	2,425	2,437
Full-time equivalent employees	20,789	20,888	21,206	21,334	21,172

(a)	Presented on a fully taxable equivalent basis
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders (net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity, (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income.)
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers
(g)	Includes transaction deposits plus other time deposits
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt
(i)	Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	September 2012	June 2012	September 2011	Seq	Yr/Yr	September 2012	September 2011	Yr/Yr
Interest Income
Interest and fees on loans and leases	$893	$891	$899	—	(1%)	$2,683	$2,701	(1%)
Interest on securities	129	135	155	(4%)	(17%)	405	455	(11%)
Interest on other short-term investments	1	1	1	4%	(32%)	3	4	(28%)

Total interest income	1,023	1,027	1,055	—	(3%)	3,091	3,160	(2%)

Interest Expense
Interest on deposits	52	55	84	(6%)	(38%)	165	287	(42%)
Interest on short-term borrowings	3	2	1	27%	NM	6	3	NM
Interest on long-term debt	65	75	72	(13%)	(10%)	224	229	(2%)

Total interest expense	120	132	157	(9%)	(24%)	395	519	(24%)

Net Interest Income	903	895	898	1%	1%	2,696	2,641	2%

Provision for loan and lease losses	65	71	87	(9%)	(25%)	227	368	(38%)

Net interest income after provision for loan and lease losses	838	824	811	2%	3%	2,469	2,273	9%

Noninterest Income
Service charges on deposits	128	130	134	(2%)	(5%)	387	384	1%
Corporate banking revenue	101	102	87	(1%)	16%	299	268	12%
Mortgage banking net revenue	200	183	178	9%	13%	588	442	33%
Investment advisory revenue	92	93	92	(2%)	—	281	285	(1%)
Card and processing revenue	65	64	78	2%	(17%)	187	248	(25%)
Other Noninterest Income	78	103	64	(24%)	22%	359	226	59%
Securities gains, net	2	3	26	(33%)	(92%)	13	40	(68%)
Securities gains, net - non-qualifying hedges on mortgage servicing rights	5	—	6	NM	(24%)	5	12	(60%)

Total noninterest income	671	678	665	(1%)	1%	2,119	1,905	11%

Noninterest Expense
Salaries, wages and incentives	399	393	369	2%	8%	1,191	1,085	10%
Employee benefits	79	84	70	(5%)	14%	274	246	12%
Net occupancy expense	76	74	75	3%	2%	227	226	—
Technology and communications	49	48	48	2%	3%	144	140	3%
Equipment expense	28	27	28	2%	(1%)	82	85	(3%)
Card and processing expense	30	30	34	(1%)	(13%)	90	92	(2%)
Other noninterest expense	345	281	322	23%	7%	910	891	2%

Total noninterest expense	1,006	937	946	7%	6%	2,918	2,765	6%

Income before income taxes	503	565	530	(11%)	(5%)	1,670	1,413	18%
Applicable income taxes	139	180	149	(23%)	(7%)	491	429	14%

Net Income	364	385	381	(6%)	(5%)	1,179	984	20%
Less: Net income attributable to noncontrolling interest	1	—	—	NM	63%	1	1	56%

Net income attributable to Bancorp	363	385	381	(6%)	(5%)	1,178	983	20%
Dividends on preferred stock	9	9	8	—	—	26	194	(87%)

Net income available to common shareholders	$354	$376	$373	(6%)	(5%)	$1,152	$789	46%

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	September 2012	June 2012	March 2012	December 2011	September 2011
Interest Income
Interest and fees on loans and leases	$893	$891	$898	$911	$899
Interest on securities	129	135	141	145	155
Interest on other short-term investments	1	1	1	1	1

Total interest income	1,023	1,027	1,040	1,057	1,055
Taxable equivalent adjustment	4	4	5	4	4

Total interest income (taxable equivalent)	1,027	1,031	1,045	1,061	1,059

Interest Expense
Interest on deposits	52	55	58	65	84
Interest on short-term borrowings	3	2	1	1	1
Interest on long-term debt	65	75	83	75	72

Total interest expense	120	132	142	141	157

Net interest income (taxable equivalent)	907	899	903	920	902

Provision for loan and lease losses	65	71	91	55	87

Net interest income (taxable equivalent) after provision for loan and lease losses	842	828	812	865	815

Noninterest Income
Service charges on deposits	128	130	129	136	134
Corporate banking revenue	101	102	97	82	87
Mortgage banking net revenue	200	183	204	156	178
Investment advisory revenue	92	93	96	90	92
Card and processing revenue	65	64	59	60	78
Other noninterest income	78	103	175	24	64
Securities gains, net	2	3	9	5	26
Securities gains, net - non-qualifying hedges on mortgage servicing rights	5	—	—	(3)	6

Total noninterest income	671	678	769	550	665

Noninterest Expense
Salaries, wages and incentives	399	393	399	393	369
Employee benefits	79	84	112	84	70
Net occupancy expense	76	74	77	79	75
Technology and communications	49	48	47	48	48
Equipment expense	28	27	27	27	28
Card and processing expense	30	30	30	28	34
Other noninterest expense	345	281	281	334	322

Total noninterest expense	1,006	937	973	993	946

Income before income taxes (taxable equivalent)	507	569	608	422	534
Taxable equivalent adjustment	4	4	5	4	4

Income before income taxes	503	565	603	418	530
Applicable income taxes	139	180	173	104	149

Net Income	364	385	430	314	381
Less: Net Income attributable to noncontrolling interest	1	—	—	—	—

Net income attributable to Bancorp	363	385	430	314	381
Dividends on preferred stock	9	9	9	9	8

Net income available to common shareholders	$354	$376	$421	$305	$373

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	September 2012	June 2012	September 2011	Seq	Yr/Yr
Assets
Cash and due from banks	$2,490	$2,393	$2,348	4%	6%
Available-for-sale and other securities (a)	15,402	15,552	16,227	(1%)	(5%)
Held-to-maturity securities (b)	287	305	337	(6%)	(15%)
Trading securities	205	200	189	3%	9%
Other short-term investments	1,286	1,964	2,028	(35%)	(37%)
Loans held for sale	1,802	1,863	1,840	(3%)	(2%)
Portfolio loans and leases:
Commercial and industrial loans	33,344	32,612	29,258	2%	14%
Commercial mortgage loans	9,348	9,662	10,330	(3%)	(10%)
Commercial construction loans	672	822	1,213	(18%)	(45%)
Commercial leases	3,549	3,467	3,368	2%	5%
Residential mortgage loans	11,708	11,429	10,249	2%	14%
Home equity	10,238	10,377	10,920	(1%)	(6%)
Automobile loans	11,912	11,739	11,593	1%	3%
Credit card	1,994	1,943	1,878	3%	6%
Other consumer loans and leases	294	308	407	(5%)	(28%)

Portfolio loans and leases	83,059	82,359	79,216	1%	5%
Allowance for loan and lease losses	(1,925)	(2,016)	(2,439)	(5%)	(21%)

Portfolio loans and leases, net	81,134	80,343	76,777	1%	6%
Bank premises and equipment	2,520	2,506	2,410	1%	5%
Operating lease equipment	542	511	462	6%	17%
Goodwill	2,417	2,417	2,417	—	—
Intangible assets	30	33	45	(9%)	(34%)
Servicing rights	679	736	662	(8%)	3%
Other assets	8,689	8,720	9,163	—	(5%)

Total assets	$117,483	$117,543	$114,905	—	2%

Liabilities
Deposits:
Demand	$27,606	$26,251	$24,547	5%	12%
Interest checking	22,891	23,197	18,616	(1%)	23%
Savings	20,624	22,011	21,673	(6%)	(5%)
Money market	5,285	4,223	5,448	25%	(3%)
Foreign office	1,059	1,265	3,139	(16%)	(66%)
Other time	4,167	4,261	5,439	(2%)	(23%)
Certificates - $100,000 and over	2,978	3,065	3,092	(3%)	(4%)
Other	78	—	93	NM	(16%)

Total deposits	84,688	84,273	82,047	—	3%
Federal funds purchased	686	641	427	7%	61%
Other short-term borrowings	5,503	4,613	4,894	19%	12%
Accrued taxes, interest and expenses	1,588	1,491	1,307	7%	22%
Other liabilities	3,122	3,016	3,372	4%	(7%)
Long-term debt	8,127	9,685	9,800	(16%)	(17%)

Total liabilities	103,714	103,719	101,847	—	2%
Equity
Common stock	2,051	2,051	2,051	—	—
Preferred stock	398	398	398	—	—
Capital surplus	2,733	2,752	2,780	(1%)	(2%)
Retained earnings	8,466	8,201	7,323	3%	16%
Accumulated other comprehensive income	468	454	542	3%	(14%)
Treasury stock	(398)	(83)	(65)	NM	NM

Total Bancorp shareholders’ equity	13,718	13,773	13,029	—	5%
Noncontrolling interest	51	51	29	1%	76%

Total Equity	13,769	13,824	13,058	—	5%

Total liabilities and equity	$117,483	$117,543	$114,905	—	2%

(a) Amortized cost	$14,641	$14,818	$15,427	(1%)	(5%)
(b) Market values	287	305	337	(6%)	(15%)

(c) Common shares, stated value $2.22 per share (in thousands):

Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	897,467	918,913	919,779	(2%)	(2%)
Treasury	26,425	4,979	4,114	431%	542%

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	September 2012	June 2012	March 2012	December 2011	September 2011
Assets
Cash and due from banks	$2,490	$2,393	$2,235	$2,663	$2,348
Available-for-sale and other securities (a)	15,402	15,552	16,093	15,362	16,227
Held-to-maturity securities (b)	287	305	321	322	337
Trading securities	205	200	195	177	189
Other short-term investments	1,286	1,964	1,628	1,781	2,028
Loans held for sale	1,802	1,863	1,584	2,954	1,840
Portfolio loans and leases:
Commercial and industrial loans	33,344	32,612	32,155	30,783	29,258
Commercial mortgage loans	9,348	9,662	9,909	10,138	10,330
Commercial construction loans	672	822	901	1,020	1,213
Commercial leases	3,549	3,467	3,512	3,531	3,368
Residential mortgage loans	11,708	11,429	11,094	10,672	10,249
Home equity	10,238	10,377	10,493	10,719	10,920
Automobile loans	11,912	11,739	11,832	11,827	11,593
Credit card	1,994	1,943	1,896	1,978	1,878
Other consumer loans and leases	294	308	321	350	407

Portfolio loans and leases	83,059	82,359	82,113	81,018	79,216
Allowance for loan and lease losses	(1,925)	(2,016)	(2,126)	(2,255)	(2,439)

Portfolio loans and leases, net	81,134	80,343	79,987	78,763	76,777
Bank premises and equipment	2,520	2,506	2,485	2,447	2,410
Operating lease equipment	542	511	495	497	462
Goodwill	2,417	2,417	2,417	2,417	2,417
Intangible assets	30	33	36	40	45
Servicing rights	679	736	767	681	662
Other assets	8,689	8,720	8,504	8,863	9,163

Total assets	$117,483	$117,543	$116,747	$116,967	$114,905

Liabilities
Deposits:
Demand	$27,606	$26,251	$26,385	$27,600	$24,547
Interest checking	22,891	23,197	23,971	20,392	18,616
Savings	20,624	22,011	22,245	21,756	21,673
Money market	5,285	4,223	4,275	4,989	5,448
Foreign office	1,059	1,265	1,251	3,250	3,139
Other time	4,167	4,261	4,446	4,638	5,439
Certificates - $100,000 and over	2,978	3,065	3,162	3,039	3,092
Other	78	—	56	46	93

Total deposits	84,688	84,273	85,791	85,710	82,047
Federal funds purchased	686	641	319	346	427
Other short-term borrowings	5,503	4,613	2,877	3,239	4,894
Accrued taxes, interest and expenses	1,588	1,491	1,436	1,469	1,307
Other liabilities	3,122	3,016	3,066	3,270	3,372
Long-term debt	8,127	9,685	9,648	9,682	9,800

Total liabilities	103,714	103,719	103,137	103,716	101,847
Equity
Common stock	2,051	2,051	2,051	2,051	2,051
Preferred stock	398	398	398	398	398
Capital surplus	2,733	2,752	2,803	2,792	2,780
Retained earnings	8,466	8,201	7,902	7,554	7,323
Accumulated other comprehensive income	468	454	468	470	542
Treasury stock	(398)	(83)	(62)	(64)	(65)

Total Bancorp shareholders’ equity	13,718	13,773	13,560	13,201	13,029
Noncontrolling interest	51	51	50	50	29

Total Equity	13,769	13,824	13,610	13,251	13,058

Total liabilities and equity	$117,483	$117,543	$116,747	$116,967	$114,905

(a) Amortized cost	$14,641	$14,818	$15,341	$14,614	$15,427
(b) Market values	287	305	321	322	337

(c) Common shares, stated value $2.22 per share (in thousands):

Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	897,467	918,913	920,056	919,804	919,779
Treasury	26,425	4,979	3,836	4,088	4,114

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Equity

$ in millions

(unaudited)

	For the Three Months Ended		Year to Date
	September	September	September	September
	2012	2011	2012	2011
Total equity, beginning	$13,824	$12,601	$13,251	$14,080
Net income attributable to Bancorp	363	381	1,178	983
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	18	121	9	198
Qualifying cash flow hedges	(6)	23	(18)	24
Change in accumulated other comprehensive income related to employee benefit plans	2	2	7	6

Comprehensive income	377	527	1,176	1,211
Cash dividends declared:
Common stock	(90)	(74)	(238)	(184)
Preferred stock	(9)	(8)	(27)	(41)
Issuance of common stock	—	—	—	1,648
TARP repayment	—	—	—	(3,408)
Stock-based awards exercised, including treasury shares issued	—	—	(15)	1
Loans repaid (issued) related to exercise of stock-based awards, net	—	—	—	1
Redemption of preferred stock warrants issued under TARP CPP	—	—	—	(280)
Stock-based compensation expense	17	12	47	30
Shares acquired for treasury	(350)	—	(425)	—
Noncontrolling interest	—	—	—	—

Total equity, ending	$13,769	$13,058	$13,769	$13,058

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	September 2012	June 2012	September 2011	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$33,124	$32,770	$28,824	1%	15%
Commercial mortgage loans	9,592	9,873	10,140	(3%)	(5%)
Commercial construction loans	751	886	1,777	(15%)	(58%)
Commercial leases	3,483	3,471	3,300	—	6%
Residential mortgage loans	13,458	13,059	11,224	3%	20%
Home equity	10,312	10,430	10,985	(1%)	(6%)
Automobile loans	11,812	11,755	11,445	—	3%
Credit card	1,971	1,915	1,864	3%	6%
Other consumer loans and leases	326	349	454	(7%)	(28%)
Taxable securities	15,005	15,548	15,790	(3%)	(5%)
Tax exempt securities	48	62	64	(23%)	(24%)
Other short-term investments	1,535	1,558	2,288	(1%)	(33%)

Total interest-earning assets	101,417	101,676	98,155	—	3%
Cash and due from banks	2,368	2,264	2,362	5%	—
Other assets	15,749	15,835	15,381	(1%)	2%
Allowance for loan and lease losses	(2,013)	(2,121)	(2,603)	(5%)	(23%)

Total assets	$117,521	$117,654	$113,295	—	4%

Liabilities
Interest-bearing liabilities:
Interest checking	$22,967	$23,548	$18,322	(2%)	25%
Savings	21,283	22,143	21,747	(4%)	(2%)
Money market	4,776	4,258	5,213	12%	(8%)
Foreign office	1,345	1,321	3,255	2%	(59%)
Other time	4,224	4,359	6,008	(3%)	(30%)
Certificates - $100,000 and over	3,016	3,130	3,376	(4%)	(11%)
Other	32	23	7	41%	NM
Federal funds purchased	664	408	376	63%	76%
Other short-term borrowings	4,856	4,303	4,033	13%	20%
Long-term debt	8,863	9,669	10,136	(8%)	(13%)

Total interest-bearing liabilities	72,026	73,162	72,473	(2%)	(1%)
Demand deposits	27,127	26,351	23,677	3%	15%
Other liabilities	4,430	4,462	4,275	—	5%

Total liabilities	103,583	103,975	100,425	—	3%
Equity	13,938	13,679	12,870	2%	8%

Total liabilities and equity	$117,521	$117,654	$113,295	—	4%

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.08%	4.13%	4.29%
Commercial mortgage loans	3.76%	3.81%	3.94%
Commercial construction loans	2.83%	3.05%	3.02%
Commercial leases	3.62%	3.68%	3.87%
Residential mortgage loans	4.03%	4.12%	4.47%
Home equity	3.78%	3.80%	3.89%
Automobile loans	3.61%	3.76%	4.52%
Credit card	9.82%	9.92%	9.49%
Other consumer loans and leases	49.00%	42.87%	30.76%

Total loans and leases	4.21%	4.26%	4.48%
Taxable securities	3.41%	3.48%	3.88%
Tax exempt securities	3.29%	5.02%	5.84%
Other short-term investments	0.25%	0.24%	0.25%

Total interest-earning assets	4.03%	4.08%	4.28%
Interest-bearing liabilities:
Interest checking	0.21%	0.22%	0.25%
Savings	0.15%	0.19%	0.25%
Money market	0.22%	0.22%	0.27%
Foreign office	0.29%	0.27%	0.26%
Other time	1.59%	1.60%	2.27%
Certificates - $100,000 and over	1.49%	1.50%	2.09%
Other	0.13%	0.13%	0.03%
Federal funds purchased	0.13%	0.15%	0.10%
Other short-term borrowings	0.19%	0.17%	0.10%
Long-term debt	2.97%	3.11%	2.85%

Total interest-bearing liabilities	0.67%	0.73%	0.86%
Ratios:
Net interest margin (taxable equivalent)	3.56%	3.56%	3.65%
Net interest rate spread (taxable equivalent)	3.36%	3.35%	3.42%
Interest-bearing liabilities to interest-earning assets	71.02%	71.96%	73.83%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	Year to Date		% Change
	September 2012	September 2011	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$32,440	$28,071	16%
Commercial mortgage loans	9,846	10,480	(6%)
Commercial construction loans	881	1,936	(54%)
Commercial leases	3,499	3,337	5%
Residential mortgage loans	13,149	10,873	21%
Home equity	10,449	11,167	(6%)
Automobile loans	11,817	11,236	5%
Credit card	1,937	1,850	5%
Other consumer loans and leases	349	567	(38%)
Taxable securities	15,287	15,356	—
Tax exempt securities	56	119	(52%)
Other short-term investments	1,486	2,070	(28%)

Total interest-earning assets	101,196	97,062	4%
Cash and due from banks	2,326	2,329	—
Other assets	15,772	15,194	4%
Allowance for loan and lease losses	(2,126)	(2,796)	(24%)

Total assets	$117,168	$111,789	5%

Liabilities
Interest-bearing liabilities:
Interest checking	$22,941	$18,520	24%
Savings	21,788	21,631	1%
Money market	4,527	5,120	(12%)
Foreign office	1,646	3,546	(54%)
Other time	4,377	6,698	(35%)
Certificates - $100,000 and over	3,108	3,849	(19%)
Other	25	3	NM
Federal funds purchased	481	344	40%
Other short-term borrowings	4,142	2,434	70%
Long-term debt	9,432	10,304	(8%)

Total interest-bearing liabilities	72,467	72,449	—
Demand deposits	26,516	22,485	18%
Other liabilities	4,485	4,074	11%

Total liabilities	103,468	99,008	5%
Equity	13,700	12,781	7%

Total liabilities and equity	$117,168	$111,789	5%

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.13%	4.36%
Commercial mortgage loans	3.84%	4.02%
Commercial construction loans	2.98%	3.06%
Commercial leases	3.69%	4.04%
Residential mortgage loans	4.11%	4.56%
Home equity	3.81%	3.92%
Automobile loans	3.79%	4.80%
Credit card	9.72%	9.94%
Other consumer loans and leases	43.84%	23.01%

Total loans and leases	4.27%	4.56%
Taxable securities	3.53%	3.94%
Tax exempt securities	3.42%	5.41%
Other short-term investments	0.25%	0.25%

Total interest-earning assets	4.10%	4.37%
Interest-bearing liabilities:
Interest checking	0.22%	0.27%
Savings	0.18%	0.34%
Money market	0.22%	0.29%
Foreign office	0.27%	0.29%
Other time	1.61%	2.35%
Certificates - $100,000 and over	1.51%	2.04%
Other	0.12%	0.03%
Federal funds purchased	0.13%	0.12%
Other short-term borrowings	0.17%	0.14%
Long-term debt	3.17%	2.98%

Total interest-bearing liabilities	0.73%	0.96%
Ratios:
Net interest margin (taxable equivalent)	3.58%	3.66%
Net interest rate spread (taxable equivalent)	3.37%	3.41%
Interest-bearing liabilities to interest-earning assets	71.61%	74.64%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	September 2012	June 2012	March 2012	December 2011	September 2011
Assets
Interest-earning assets:
Commercial and industrial loans	$33,124	$32,770	$31,421	$29,954	$28,824
Commercial mortgage loans	9,592	9,873	10,077	10,350	10,140
Commercial construction loans	751	886	1,008	1,155	1,777
Commercial leases	3,483	3,471	3,543	3,352	3,300
Residential mortgage loans	13,458	13,059	12,928	12,638	11,224
Home equity	10,312	10,430	10,606	10,810	10,985
Automobile loans	11,812	11,755	11,882	11,696	11,445
Credit card	1,971	1,915	1,926	1,906	1,864
Other consumer loans and leases	326	349	366	417	454
Taxable securities	15,005	15,548	15,313	15,270	15,790
Tax exempt securities	48	62	59	58	64
Other short-term investments	1,535	1,558	1,363	1,915	2,288

Total interest-earning assets	101,417	101,676	100,492	99,521	98,155
Cash and due from banks	2,368	2,264	2,345	2,418	2,362
Other assets	15,749	15,835	15,734	15,758	15,381
Allowance for loan and lease losses	(2,013)	(2,121)	(2,246)	(2,429)	(2,603)

Total assets	$117,521	$117,654	$116,325	$115,268	$113,295

Liabilities
Interest-bearing liabilities:
Interest checking	$22,967	$23,548	$22,308	$19,263	$18,322
Savings	21,283	22,143	21,944	21,715	21,747
Money market	4,776	4,258	4,543	5,255	5,213
Foreign office	1,345	1,321	2,277	3,325	3,255
Other time	4,224	4,359	4,551	4,960	6,008
Certificates - $100,000 and over	3,016	3,130	3,178	3,085	3,376
Other	32	23	19	16	7
Federal funds purchased	664	408	370	348	376
Other short-term borrowings	4,856	4,303	3,261	3,793	4,033
Long-term debt	8,863	9,669	9,768	9,707	10,136

Total interest-bearing liabilities	72,026	73,162	72,219	71,467	72,473
Demand deposits	27,127	26,351	26,063	26,069	23,677
Other liabilities	4,430	4,462	4,627	4,536	4,275

Total liabilities	103,583	103,975	102,909	102,072	100,425
Equity	13,938	13,679	13,416	13,196	12,870

Total liabilities and equity	$117,521	$117,654	$116,325	$115,268	$113,295

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.08%	4.13%	4.20%	4.28%	4.29%
Commercial mortgage loans	3.76%	3.81%	3.95%	3.89%	3.94%
Commercial construction loans	2.83%	3.05%	3.04%	3.04%	3.02%
Commercial leases	3.62%	3.68%	3.79%	3.87%	3.87%
Residential mortgage loans	4.03%	4.12%	4.17%	4.16%	4.47%
Home equity	3.78%	3.80%	3.85%	3.87%	3.89%
Automobile loans	3.61%	3.76%	3.99%	4.27%	4.52%
Credit card	9.82%	9.92%	9.43%	9.66%	9.49%
Other consumer loans and leases	49.00%	42.87%	40.13%	36.95%	30.76%

Total loans and leases	4.21%	4.26%	4.34%	4.41%	4.48%
Taxable securities	3.41%	3.48%	3.68%	3.75%	3.88%
Tax exempt securities	3.29%	5.02%	5.60%	5.42%	5.84%
Other short-term investments	0.25%	0.24%	0.26%	0.24%	0.25%

Total interest-earning assets	4.03%	4.08%	4.18%	4.23%	4.28%
Interest-bearing liabilities:
Interest checking	0.21%	0.22%	0.22%	0.24%	0.25%
Savings	0.15%	0.19%	0.21%	0.23%	0.25%
Money market	0.22%	0.22%	0.22%	0.22%	0.27%
Foreign office	0.29%	0.27%	0.26%	0.25%	0.26%
Other time	1.59%	1.60%	1.62%	1.77%	2.27%
Certificates - $100,000 and over	1.49%	1.50%	1.55%	1.73%	2.09%
Other	0.13%	0.13%	0.08%	0.03%	0.03%
Federal funds purchased	0.13%	0.15%	0.10%	0.10%	0.10%
Other short-term borrowings	0.19%	0.17%	0.12%	0.10%	0.10%
Long-term debt	2.97%	3.11%	3.41%	3.09%	2.85%

Total interest-bearing liabilities	0.67%	0.73%	0.79%	0.79%	0.86%
Ratios:
Net interest margin (taxable equivalent)	3.56%	3.56%	3.61%	3.67%	3.65%
Net interest rate spread (taxable equivalent)	3.36%	3.35%	3.39%	3.44%	3.42%
Interest-bearing liabilities to interest-earning assets	71.02%	71.96%	71.87%	71.81%	73.83%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	September 2012	June 2012	March 2012	December 2011	September 2011
Average Loans and Leases
Commercial:
Commercial and industrial loans	$33,111	$32,734	$31,371	$29,891	$28,777
Commercial mortgage loans	9,567	9,810	10,007	10,262	10,050
Commercial construction loans	742	873	992	1,132	1,752
Commercial leases	3,481	3,469	3,543	3,351	3,300

Subtotal - commercial	46,901	46,886	45,913	44,636	43,879
Consumer:
Residential mortgage loans	11,578	11,274	10,828	10,464	10,006
Home equity	10,312	10,430	10,606	10,810	10,985
Automobile loans	11,812	11,755	11,882	11,696	11,445
Credit card	1,971	1,915	1,926	1,906	1,864
Other consumer loans and leases	314	326	345	402	441

Subtotal - consumer	35,987	35,700	35,587	35,278	34,741

Total average loans and leases (excluding held for sale)	$82,888	$82,586	$81,500	$79,914	$78,620

Average loans held for sale	1,941	1,920	2,257	2,364	1,393

End of Period Loans and Leases
Commercial:
Commercial and industrial loans	$33,344	$32,612	$32,155	$30,783	$29,258
Commercial mortgage loans	9,348	9,662	9,909	10,138	10,330
Commercial construction loans	672	822	901	1,020	1,213
Commercial leases	3,549	3,467	3,512	3,531	3,368

Subtotal - commercial	46,913	46,563	46,477	45,472	44,169
Consumer:
Residential mortgage loans	11,708	11,429	11,094	10,672	10,249
Home equity	10,238	10,377	10,493	10,719	10,920
Automobile loans	11,912	11,739	11,832	11,827	11,593
Credit card	1,994	1,943	1,896	1,978	1,878
Other consumer loans and leases	294	308	321	350	407

Subtotal - consumer	36,146	35,796	35,636	35,546	35,047

Total portfolio loans and leases	$83,059	$82,359	$82,113	$81,018	$79,216

Core business activity	1,758	1,803	1,467	2,816	1,643
Portfolio management activity	44	60	117	138	197

Total loans held for sale	1,802	1,863	1,584	2,954	1,840

Operating lease equipment	542	511	495	497	462

Loans and Leases Serviced for Others (a):
Commercial and industrial loans	783	682	585	606	640
Commercial mortgage loans	324	319	319	286	301
Commercial construction loans	39	41	41	64	67
Commercial leases	180	184	171	166	94
Residential mortgage loans	62,428	61,631	60,384	57,126	56,483
Home equity	—	—	—	—	—
Automobile loans	—	—	—	—	—
Credit card	—	—	—	—	—
Other consumer loans and leases	—	—	—	—	—

Total loans and leases serviced for others	63,754	62,857	61,500	58,248	57,585

Total loans and leases serviced	$149,157	$147,590	$145,692	$142,717	$139,103

(a)	Fifth Third sells certain loans and leases and obtains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital (a)

$ in millions

(unaudited)

	As of
	September 2012	June 2012	March 2012	December 2011	September 2011
Tier I capital:
Bancorp shareholders’ equity	$13,718	$13,773	$13,560	$13,201	$13,029
Goodwill and certain other intangibles	(2,504)	(2,512)	(2,518)	(2,514)	(2,514)
Unrealized (gains) losses	(468)	(454)	(468)	(470)	(542)
Qualifying trust preferred securities	810	2,248	2,248	2,248	2,273
Other	38	38	38	38	20

Total tier I capital	$11,594	$13,093	$12,860	$12,503	$12,266

Total risk-based capital:
Tier I capital	$11,594	$13,093	$12,860	$12,503	$12,266
Qualifying allowance for credit losses	1,347	1,342	1,331	1,328	1,299
Qualifying subordinated notes	2,836	2,846	2,745	3,054	3,098

Total risk-based capital	$15,777	$17,281	$16,936	$16,885	$16,663

Risk-weighted assets (b)	$106,866	$106,398	$105,412	$104,945	$102,562

Ratios:
Average shareholders’ equity to average assets	11.82%	11.58%	11.49%	11.41%	11.33%

Regulatory capital:

Fifth Third Bancorp
Tier I capital	10.85%	12.31%	12.20%	11.91%	11.96%
Total risk-based capital	14.76%	16.24%	16.07%	16.09%	16.25%
Tier I leverage	10.09%	11.39%	11.31%	11.10%	11.08%
Tier I common equity	9.67%	9.77%	9.64%	9.35%	9.33%

Fifth Third Bank
Tier I capital	12.29%	12.72%	12.40%	12.02%	12.32%
Total risk-based capital	13.76%	14.19%	13.88%	13.61%	14.18%
Tier I leverage	11.44%	11.75%	11.51%	11.20%	11.40%
Tier I common equity	12.29%	12.72%	12.40%	12.02%	12.32%

(a)	Current period regulatory capital data and ratios are estimated.
(b)	Under the banking agencies’ risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	September 2012	June 2012	March 2012	December 2011	September 2011
Average loans and leases (excluding held for sale):
Commercial and industrial loans	$33,111	$32,734	$31,371	$29,891	$28,777
Commercial mortgage loans	9,567	9,810	10,007	10,262	10,050
Commercial construction loans	742	873	992	1,132	1,752
Commercial leases	3,481	3,469	3,543	3,351	3,300
Residential mortgage loans	11,578	11,274	10,828	10,464	10,006
Home equity	10,312	10,430	10,606	10,810	10,985
Automobile loans	11,812	11,755	11,882	11,696	11,445
Credit card	1,971	1,915	1,926	1,906	1,864
Other consumer loans and leases	314	326	345	402	441

Total average loans and leases (excluding held for sale)	$82,888	$82,586	$81,500	$79,914	$78,620

Losses charged off:
Commercial and industrial loans	($39)	($53)	($60)	($76)	($62)
Commercial mortgage loans	(32)	(28)	(37)	(53)	(49)
Commercial construction loans	(4)	(6)	(20)	(6)	(35)
Commercial leases	(1)	(8)	—	(1)	—
Residential mortgage loans	(28)	(38)	(38)	(38)	(38)
Home equity	(41)	(43)	(50)	(54)	(56)
Automobile loans	(13)	(13)	(16)	(20)	(19)
Credit card	(21)	(24)	(24)	(25)	(26)
Other consumer loans and leases	(9)	(6)	(8)	(7)	(9)

Total losses	(188)	(219)	(253)	(280)	(294)

Recoveries of losses previously charged off:
Commercial and industrial loans	10	7	6	14	7
Commercial mortgage loans	4	3	7	6	2
Commercial construction loans	—	6	2	2	—
Commercial leases	—	1	—	1	1
Residential mortgage loans	2	2	1	2	2
Home equity	4	4	4	4	3
Automobile loans	6	6	7	7	7
Credit card	3	6	4	4	8
Other consumer loans and leases	3	3	2	1	2

Total recoveries	32	38	33	41	32

Net losses charged off:
Commercial and industrial loans	(29)	(46)	(54)	(62)	(55)
Commercial mortgage loans	(28)	(25)	(30)	(47)	(47)
Commercial construction loans	(4)	—	(18)	(4)	(35)
Commercial leases	(1)	(7)	—	—	1
Residential mortgage loans	(26)	(36)	(37)	(36)	(36)
Home equity	(37)	(39)	(46)	(50)	(53)
Automobile loans	(7)	(7)	(9)	(13)	(12)
Credit card	(18)	(18)	(20)	(21)	(18)
Other consumer loans and leases	(6)	(3)	(6)	(6)	(7)

Total net losses charged off	($156)	($181)	($220)	($239)	($262)

Net charge-off Ratios:
Commercial and industrial loans	0.36%	0.57%	0.69%	0.82%	0.76%
Commercial mortgage loans	1.15%	1.04%	1.18%	1.82%	1.86%
Commercial construction loans	2.29%	(0.12%)	7.30%	1.37%	7.90%
Commercial leases	0.11%	0.87%	0.01%	(0.01%)	(0.12%)
Residential mortgage loans	0.90%	1.28%	1.39%	1.38%	1.41%
Home equity	1.43%	1.50%	1.76%	1.83%	1.89%
Automobile loans	0.22%	0.21%	0.33%	0.44%	0.41%
Credit card	3.49%	3.78%	4.18%	4.29%	3.86%
Other consumer loans and leases	9.11%	3.95%	5.51%	6.75%	6.67%

Total net charge-off ratio	0.75%	0.88%	1.08%	1.19%	1.32%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	September 2012	June 2012	March 2012	December 2011	September 2011
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$2,016	$2,126	$2,255	$2,439	$2,614
Total net losses charged off	(156)	(181)	(220)	(239)	(262)
Provision for loan and lease losses	65	71	91	55	87

Allowance for loan and lease losses, ending	$1,925	$2,016	$2,126	$2,255	$2,439

Reserve for unfunded commitments, beginning	$178	$179	$181	$187	$197
Provision for unfunded commitments	(2)	(1)	(2)	(6)	(10)

Reserve for unfunded commitments, ending	$176	$178	$179	$181	$187

Components of allowance for credit losses:
Allowance for loan and lease losses	$1,925	$2,016	$2,126	$2,255	$2,439
Reserve for unfunded commitments	176	178	179	181	187

Total allowance for credit losses	$2,101	$2,194	$2,305	$2,436	$2,626

Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$309	$377	$358	$408	$449
Commercial mortgage loans	263	357	347	358	353
Commercial construction loans	76	99	118	123	151
Commercial leases	5	3	8	9	13
Residential mortgage loans	126	135	135	134	142
Home equity	29	30	26	25	25
Automobile loans	—	1	1	—	—
Other consumer loans and leases	—	—	1	1	1

Total nonaccrual portfolio loans and leases	808	1,002	994	1,058	1,134
Restructured loans and leases - commercial (non accrual)	153	147	157	160	189
Restructured loans and leases - consumer (non accrual)	192	193	201	220	215

Total nonperforming portfolio loans and leases	1,153	1,342	1,352	1,438	1,538
Repossessed property	10	9	8	14	17
Other real estate owned	283	268	313	364	389

Total nonperforming assets (a)	1,446	1,619	1,673	1,816	1,944
Nonaccrual loans held for sale	38	55	110	131	171
Restructured loans - commercial (non accrual) held for sale	5	5	7	7	26

Total nonperforming assets including loans held for sale	$1,489	$1,679	$1,790	$1,954	$2,141

Restructured portfolio consumer loans and leases (accrual)	$1,641	$1,634	$1,624	$1,612	$1,601
Restructured portfolio commercial loans and leases (accrual)	$442	$455	$481	$390	$349

Ninety days past due loans and leases:
Commercial and industrial loans	$1	$2	$2	$4	$9
Commercial mortgage loans	22	22	30	3	9
Commercial construction loans	—	—	—	1	44
Commercial leases	—	—	—	—	1

Total commercial loans and leases	23	24	32	8	63

Residential mortgage loans	76	80	73	79	91
Home equity	65	67	74	74	83
Automobile loans	9	8	8	9	9
Credit card	28	24	29	30	28
Other consumer loans and leases	—	—	—	—	—

Total consumer loans and leases	178	179	184	192	211

Total ninety days past due loans and leases	$201	$203	$216	$200	$274

Ratios
Net losses charged off as a percent of average loans and leases	0.75%	0.88%	1.08%	1.19%	1.32%
Allowance for loan and lease losses:
As a percent of loans and leases	2.32%	2.45%	2.59%	2.78%	3.08%
As a percent of nonperforming loans and leases (a)	167%	150%	157%	157%	158%
As a percent of nonperforming assets (a)	133%	125%	127%	124%	125%
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	1.38%	1.62%	1.64%	1.76%	1.93%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	1.73%	1.96%	2.03%	2.23%	2.44%
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	1.75%	1.99%	2.13%	2.32%	2.64%

(a)	Does not include nonaccrual loans held for sale

Fifth Third Bancorp and Subsidiaries

Regulation G Non-GAAP Reconcilation

$ and shares in millions

(unaudited)

	For the Three Months Ended
	September 2012	June 2012	March 2012	December 2011	September 2011
Income before income taxes (U.S. GAAP)	503	565	603	418	530
Add: Provision expense (U.S. GAAP)	65	71	91	55	87

Pre-provision net revenue	568	636	694	473	617

Net income available to common shareholders (U.S. GAAP)	354	376	421	305	373
Add: Intangible amortization, net of tax	2	2	3	3	3

Tangible net income available to common shareholders	356	378	424	308	376
Tangible net income available to common shareholders (annualized) (a)	1,416	1,520	1,705	1,222	1,492

Average Bancorp shareholders’ equity (U.S. GAAP)	13,887	13,628	13,366	13,147	12,841
Less: Average preferred stock	398	398	398	398	398
Average goodwill	2,417	2,417	2,417	2,417	2,417
Average intangible assets	31	34	38	42	47

Average tangible common equity (b)	11,041	10,779	10,513	10,290	9,979

Total Bancorp shareholders’ equity (U.S. GAAP)	13,718	13,773	13,560	13,201	13,029
Less: Preferred stock	(398)	(398)	(398)	(398)	(398)
Goodwill	(2,417)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(30)	(33)	(36)	(40)	(45)

Tangible common equity, including unrealized gains / losses (c)	10,873	10,925	10,709	10,346	10,169
Less: Accumulated other comprehensive income / loss	(468)	(454)	(468)	(470)	(542)

Tangible common equity, excluding unrealized gains / losses (d)	10,405	10,471	10,241	9,876	9,627
Add: Preferred stock	398	398	398	398	398

Tangible equity (e)	10,803	10,869	10,639	10,274	10,025

Total assets (U.S. GAAP)	117,483	117,543	116,747	116,967	114,905
Less: Goodwill	(2,417)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(30)	(33)	(36)	(40)	(45)

Tangible assets, including unrealized gains / losses (f)	115,036	115,093	114,294	114,510	112,443
Less: Accumulated other comprehensive income / loss, before tax	(720)	(698)	(720)	(723)	(834)

Tangible assets, excluding unrealized gains / losses (g)	114,316	114,395	113,574	113,787	111,609

Total Bancorp shareholders’ equity (U.S. GAAP)	13,718	13,773	13,560	13,201	13,029
Goodwill and certain other intangibles	(2,504)	(2,512)	(2,518)	(2,514)	(2,514)
Unrealized gains	(468)	(454)	(468)	(470)	(542)
Qualifying trust preferred securities	810	2,248	2,248	2,248	2,273
Other	38	38	38	38	20

Tier I capital	11,594	13,093	12,860	12,503	12,266
Less: Preferred stock	(398)	(398)	(398)	(398)	(398)
Qualifying trust preferred securities	(810)	(2,248)	(2,248)	(2,248)	(2,273)
Qualifying noncontrolling interest in consolidated subsidiaries	(51)	(51)	(50)	(50)	(29)

Tier I common equity (h)	10,335	10,396	10,164	9,807	9,566

Common shares outstanding (i)	897	919	920	920	920

Risk-weighted assets, determined in accordance with prescribed regulatory requirements (j)	106,866	106,398	105,412	104,945	102,562

Ratios:
Return on average tangible common equity (a) / (b)	12.83%	14.10%	16.22%	11.88%	14.95%
Tangible equity (e) / (g)	9.45%	9.50%	9.37%	9.03%	8.98%
Tangible common equity (excluding unrealized gains/losses) (d) / (g)	9.10%	9.15%	9.02%	8.68%	8.63%
Tangible common equity (including unrealized gains/losses) (c) / (f)	9.45%	9.49%	9.37%	9.04%	9.04%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (d) / (j)	9.74%	9.84%	9.72%	9.41%	9.39%
Tangible book value per share (c) / (i)	$12.12	$11.89	$11.64	$11.25	$11.05
Tier I common equity (h) / (j)	9.67%	9.77%	9.64%	9.35%	9.33%

Basel III - Estimates (Amounts in billions)

	September 2012	June 2012
Tier I common equity (Basel I)	10.3	10.4
Add: Adjustment related to AOCI for AFS securities	0.5	0.5
All other adjustments	—	—

Estimated Tier I common equity under Basel III rules (a)	10.8	10.9
Estimated risk-weighted assets under Basel III rules (b)	120.3	119.4

Estimated Tier I common equity ratio under Basel III rules	9%	9%

(a)	Tier I common equity under Basel III includes the unrealized gains and losses for AFS securities. Other adjustments include mortgage servicing rights and deferred tax assets subject to threshold limitations and deferred tax liabilities related to intangible assets.
(b)	Key differences under Basel III in the calculation of risk-weighted assets compared to Basel I include: (1) Risk weighting for commitments under 1 year; (2) Higher risk weighting for exposures to residential mortgage, home equity, past due loans, foreign banks and certain commercial real estate; (3) Higher risk weighting for mortgage servicing rights and deferred tax assets that are under certain thresholds as a percent of Tier I capital; (4) Incremental capital requirements for stress VaR; and (5) Derivatives are differentiated between exchange clearing and over-the-counter and the 50% risk-weight cap is removed.

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

For the three months ended September 30, 2012	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	358	344	77	30	98	907
Provision for loan and lease losses	(45)	(71)	(38)	(3)	92	(65)

Net interest income after provision for loan and lease losses	313	273	39	27	190	842
Total noninterest income	183	203	212	107	(34)	671
Total noninterest expense	(271)	(405)	(167)	(109)	(54)	(1,006)

Net income before taxes	225	71	84	25	102	507
Applicable income taxes (a)	(43)	(25)	(30)	(9)	(36)	(143)

Net income	182	46	54	16	66	364
Net income attributable to noncontrolling interest	—	—	—	—	1	1

Net income attributable to Bancorp	182	46	54	16	65	363
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	182	46	54	16	56	354

For the three months ended June 30, 2012	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	352	342	77	29	99	899
Provision for loan and lease losses	(61)	(69)	(49)	(2)	110	(71)

Net interest income after provision for loan and lease losses	291	273	28	27	209	828
Total noninterest income	177	205	189	98	9	678
Total noninterest expense	(269)	(401)	(166)	(112)	11	(937)

Net income before taxes	199	77	51	13	229	569
Applicable income taxes (a)	(36)	(27)	(18)	(5)	(98)	(184)

Net income	163	50	33	8	131	385
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	163	50	33	8	122	376

For the three months ended March 31, 2012	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	353	335	80	27	108	903
Provision for loan and lease losses	(76)	(86)	(54)	(3)	128	(91)

Net interest income after provision for loan and lease losses	277	249	26	24	236	812
Total noninterest income	177	190	211	97	94	769
Total noninterest expense	(288)	(394)	(162)	(110)	(19)	(973)

Net income before taxes	166	45	75	11	311	608
Applicable income taxes (a)	(24)	(16)	(27)	(4)	(107)	(178)

Net income	142	29	48	7	204	430
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	142	29	48	7	195	421

For the three months ended December 31, 2011	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	359	365	87	28	81	920
Provision for loan and lease losses	(88)	(92)	(56)	(1)	182	(55)

Net interest income after provision for loan and lease losses	271	273	31	27	263	865
Total noninterest income	144	205	157	88	(44)	550
Total noninterest expense	(270)	(387)	(171)	(104)	(61)	(993)

Net income before taxes	145	91	17	11	158	422
Applicable income taxes (a)	(13)	(32)	(6)	(4)	(53)	(108)

Net income	132	59	11	7	105	314
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	132	59	11	7	96	305

For the three months ended September 30, 2011	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	345	359	85	29	84	902
Provision for loan and lease losses	(104)	(87)	(55)	(16)	175	(87)

Net interest income after provision for loan and lease losses	241	272	30	13	259	815
Total noninterest income	159	215	191	92	8	665
Total noninterest expense	(258)	(399)	(158)	(105)	(26)	(946)

Net income before taxes	142	88	63	—	241	534
Applicable income taxes (a)	(12)	(31)	(22)	—	(88)	(153)

Net income	130	57	41	—	153	381
Dividends on preferred stock	—	—	—	—	8	8

Net income available to common shareholders	130	57	41	—	145	373

(a)	Includes taxable equivalent adjustments of $4 million for the three months ended September 30, 2012, $4 million for the three months ended June 30, 2012, $5 million for the three months ended March 31, 2012, $4 million for the three months ended December 31, 2011, and $4 million for the three months ended September 30, 2011.